EXHIBIT 10.4

Multi-State Version

KNIGHT CAPITAL GROUP, INC.

2010 Equity Incentive Plan

Employee Stock Option Agreement

This agreement, including Exhibit A (collectively, the “Agreement”) is made as of «Grant_Date» (the “Grant Date”), by and between Knight Capital Group, Inc. (the “Company”) and «First_Name» «Last_Name», (the “Grantee”).

WHEREAS, the Committee has, pursuant to the 2010 Equity Incentive Plan (the “Plan”), which is hereby incorporated by reference, and subject to the terms and conditions thereof, made an Award to the Grantee and authorized and directed the execution and delivery of this Agreement;

NOW, THEREFORE, in consideration of the foregoing, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Grantee hereby agree as follows:

1.	Award. The Grantee is hereby granted a Non-Qualified Stock Option (an “Option”) to purchase from the Company «M_of_Options» shares of the Company’s Stock, subject to adjustments made by the Committee under Article 11 of the Plan, at «Average_Strike_Price» per share (the “Exercise Price”). The term of such Option shall be ten (10) years, commencing on the Grant Date (the “Term”). This Option is not intended to qualify as an Incentive Stock Option.

2.	Exercise. The Option may be exercised only in accordance with the Plan, as supplemented by this Agreement, and not otherwise.

a.	During its Term and before its earlier termination in accordance with Section 3 of this Agreement, the Option shall become exercisable in accordance with the following schedule:

Percent of Option	Exercisable as of:
33 1/3%	First Anniversary of the Grant Date
66 2/3%	Second Anniversary of the Grant Date
100%	Third Anniversary of the Grant Date

The Option may be exercised for less than the full number of shares of Stock for which the Option is then exercisable.

b.

To the extent then exercisable, the Option may be exercised by the Grantee by giving written notice of exercise to the Company in such form as may be provided by the Committee, specifying the number of shares of Stock for which the Option is to be exercised and such other information as the Committee may require. Such exercise shall be effective upon receipt by the Company of such written notice together with the required payment of the Exercise Price and any applicable withholding taxes. Such payment may be made by cash, check, or, provided that such shares of Stock have been owned by the Grantee for at least six months before such payment, by the delivery of shares of Stock having a Fair Market Value equal to the aggregate Exercise Price, or by a combination of such methods, and any applicable withholding taxes. The Grantee may also simultaneously exercise the Option and sell all or a portion of the shares of Stock thereby acquired, pursuant to a brokerage or similar arrangements approved in advance by the Committee, and use all or a portion of the proceeds from such sale as payment of the Exercise Price and any applicable withholding taxes. Subject to the foregoing, the

Company will deliver to the Grantee within a reasonable period thereafter, a certificate or certificates representing the shares of Stock so acquired, registered in the name of the Grantee or in accordance with other delivery instructions provided by the Grantee and acceptable by the Committee.

3.	Termination.

a.	Except as otherwise provided in Grantee’s Offer Letter or Employment Agreement, as applicable, with an affiliated entity of the Company, the Option shall terminate upon the expiration of its Term or, if earlier, termination of the Grantee’s employment; provided that upon the Grantee’s Retirement, or if the Grantee’s employment is terminated by death or disability, the Option shall, notwithstanding Section 2.a. of this Agreement, thereupon become fully exercisable and shall terminate upon the expiration of its Term or, if earlier, thirty-six (36) months after the date of such Retirement or termination of employment; provided further that if the Grantee’s employment is terminated by the Company other than for Cause, the Option shall, to the extent then exercisable in accordance with Section 2.a. hereof, terminate upon the expiration of its Term or, if earlier, three (3) months after the date of such termination of employment. Notwithstanding the foregoing, in the event that the Grantee dies while an Option is exercisable following a termination of employment, the Option will remain exercisable by the Grantee’s estate or beneficiary only until the first anniversary of the Grantees’s date of death, and whether or not such first anniversary occurs prior to or following the expiration of its Term or thirty-six (36) months after the date of such Retirement or termination due to disability, or three (3) months following the date of termination of service by the Company other than for Cause (as applicable).

b.	A transfer of an Employee from the Company to a Subsidiary or Affiliate of the Company, whether or not incorporated, or vice versa, or from one Subsidiary or Affiliate of the Company to another, and a leave of absence, duly authorized in writing by the Company, shall not be deemed a termination of employment.

4.	Change-In-Control. Upon a Change-In-Control, the Option shall become fully exercisable. In addition, the Committee may, in its sole discretion, take any other actions authorized by the Plan to assure fair and equitable treatment of the Grantee. Any such action of the Committee shall be conclusive and binding on the Company and the Grantee.

5.	Harmful Conduct. In the event the Grantee (a) is terminated for Cause or (b) engages in any activity determined in the discretion of the Committee to be in competition with any activity of the Company, or otherwise inimical, contrary or harmful to the interests of the Company (including, but not limited to, accepting employment with or serving as a consultant, adviser or in any other capacity to an entity that is in competition with or acting against the interests of the Company) following the termination of his or her employment, the Committee may, in its sole discretion, require such Grantee to pay to the Company an amount equal to the excess of (i) the Fair Market Value of the Stock purchased by such Grantee through the exercise of Options, calculated as of the date of such purchase, during the fifteen month period commencing twelve months before the Grantee’s last day of employment and ending three months after the last day of employment over (ii) the aggregate Exercise Price of such Options.

6.	Withholding. The Company shall withhold all applicable taxes required by law from all amounts paid in respect of the Option. The Grantee may satisfy the withholding obligation by paying the amount of any taxes in cash or, with the approval of the Committee, shares of Stock may be deducted from the payment to satisfy the obligation in full or in part. The amount of the withholding and the number of shares to be deducted shall be determined by the Committee with reference to the Fair Market Value of the Stock when the withholding is required to be made.

7.	Non-assignability. Except with the consent of the Committee, no Award shall be assignable or transferable except by will or by the laws of descent and distribution. During the Grantee’s lifetime, the Award shall be exercised only by the Grantee, or by his guardian or legal representative.

8.	Rights as a Stockholder. The Grantee shall have no rights as a stockholder with respect to any Stock subject to an Award until the date the Grantee becomes the holder of record with regard thereto.

9.	No Right to Continued Employment. Nothing herein shall obligate the Company or any Subsidiary or Affiliate of the Company to continue the Grantee’s employment for any particular period or on any particular basis of compensation.

10.	Burden and Benefit. The terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the Grantee and his executors or administrators, heirs, and personal and legal representatives

11.	Execution. This Option is not enforceable until this Agreement has been signed by the Grantee and the Company. By executing this Agreement, the Grantee shall be deemed to have accepted and consented to any action taken under the Plan by the Committee, the Board or its delegates. In addition, by executing this Agreement, the Grantee shall be deemed to have accepted and consented to the restrictive covenants set forth in Exhibit A, attached hereto and made a part hereof.

12.	Law Governing Disputes. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

13.	Modifications. No change or modification of this Agreement shall be valid unless it is in writing and signed by the parties hereto.

14.	Entire Agreement. This Agreement, together with the Plan, sets forth all of the promises, agreements, conditions, understandings, warranties and representations between the parties hereto regarding the Option, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between them regarding the Option other than as set forth herein or therein. The terms and conditions of the Plan are incorporated by reference herein, and to the extent that any conflict may exist between any term or provision of this Agreement and any term or provision of the Plan, the term or provision of the Plan shall control.

15.	Genders. The use of any gender herein shall be deemed to include the other gender and the use of the singular herein shall be deemed to include the plural and vice versa, wherever appropriate.

16.	Notices. Any and all notices required herein shall be addressed: (i) if to the Company, to the principal executive office of the Company; and (ii) if to the Grantee, to his address as reflected in the records of the Company.

17.	Invalid or Unenforceable Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not effect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provisions were omitted.

18.	Definitions. Any capitalized term used herein but not defined shall have the meaning ascribed to such term in the Plan.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the day and year first written above.

Knight Capital Group, Inc.

Thomas M. Joyce
Chairman and Chief Executive Officer

Employee Signature

Employee Name (Please Print)

EXHIBIT A- APPLICABLE RESTRICTIVE COVENANTS

In consideration for Grantee agreeing to the following restrictions, the Company agrees to provide Grantee with the Stock Units pursuant to this Agreement, as well as one or more of the following: initial or continued employment with the Company; portions of the Company’s confidential, proprietary and trade secret information; the ability to develop relationships with the Company’s potential and existing suppliers, financing sources, customers and employees; and specialized training in, and knowledge of, the business group the Grantee is employed with:

(a) At all times during Grantee’s employment with the Company, and for the applicable Protected Period (as defined below) following the termination of Grantee’s employment by the Company for “Cause” (as defined in the Plan), Grantee shall be bound by the Noncompete Obligation (defined below).

(b) In the event Grantee voluntarily terminates his/her employment for any reason or where the Company terminates Grantee’s employment without Cause, the Company may elect, in its sole discretion upon notice to Grantee, to require that Grantee be bound by the Noncompete Obligation during the applicable Protected Period, in which instance the Company will provide Grantee the following severance benefits (“Severance Benefits”):

(i) during the Protected Period, continuation of Grantee’s salary in accordance with the Company’s standard payroll practice. In the event Grantee does not receive a salary from the Company, Grantee shall receive an amount, as determined by the Company in its sole discretion, based on Grantee’s corporate title with the Company or its affiliated entities; and

(ii) in the event that Grantee elects continued medical benefits covering Grantee and his/her qualifying dependents under the Company’s group health plan – pursuant to the statutory scheme commonly known as “COBRA” – the Company shall pay for such coverage during the Protected Period and, subject to the American Recovery and Reinvestment Act of 2009, Grantee must pay for any such coverage following the end of the Protected Period; provided, however, that Grantee shall immediately inform the Company if Grantee obtains medical coverage during the Protected Period from another source and, upon receipt of such notice, the Company shall no longer be obligated to pay for such coverage.

The receipt of Severance Benefits is conditioned upon the execution of a general waiver and release agreement in a form agreeable to the Company.

(c) In the event that Grantee voluntarily terminates employment with the Company or the Company terminates Grantee’s employment without Cause, and the Company does not elect to provide the Severance Benefits to Grantee under Paragraph (b) above, Grantee shall not be bound by the Noncompete Obligation. If Grantee voluntarily terminates employment with the Company or the Company terminates Grantee’s employment without Cause and the Company elects to provide such Severance Benefits for a period of less than the Protected Period, Grantee shall be bound by the Noncompete Obligation only during the period the Company is paying Severance Benefits.

(d) The Company may elect, in its sole discretion, to provide notice to Grantee prior to a termination without Cause (instead of offering Severance Benefits under Paragraph (b) above), the amount of said notice to be equal to the otherwise applicable Protected Period. During this notice period, Grantee will remain an employee of the Company and will assist in transitioning the business relationships with customers and other business contacts with which Grantee has had material involvement as requested by the Company and as needed to help the Company retain such business relationships. However, Grantee acknowledges and agrees that the Company can remove Grantee from active service during this notice period at its discretion but that doing so will not eliminate Grantee’s duty to remain loyal to the Company while on the Company’s payroll and to otherwise comply with the restrictions in this Agreement. The Company reserves the right at its absolute discretion to require Grantee not to carry out Grantee’s duties or to carry out limited duties for the Company prior to the termination date. During the notice period, the Company shall be under no obligation to provide any work to, or vest any powers in, Grantee and Grantee shall have no right to perform any services for the Company. During the notice period, the Company shall be entitled at its absolute discretion: (i) to require Grantee not to attend Grantee’s place of work or any other premises of the Company; and (ii) to require Grantee to work from Grantee’s home. During the notice period, Grantee shall continue to receive Grantee’s salary and all contractual benefits in the usual way and shall remain an employee of the Company with all associated duties under the common law.

(e) Grantee further agrees that for one (1) year following the termination of Grantee’s employment by either Grantee or the Company for any reason or no reason, Grantee will not, without the prior written consent of the Company, directly or indirectly (i) solicit, encourage, or induce any employee of the Company to terminate his or her employment with the Company; or (ii) hire or employ any person who is or was an employee or consultant of the Company.

(f) Grantee further agrees that for the Protected Period and thirty (30) days thereafter, upon the termination of Grantee’s employment by either Grantee or the Company for any reason or no reason, Grantee will not, without the prior written consent of the Company, directly or indirectly: (i) solicit any customer, supplier or vendor of the Company with which or with whom Grantee was involved as part of Grantee’s job responsibilities during Grantee’s employment with the Company (other than any such customer with which or with whom Grantee conducted business prior to commencement of his/her employment with the Company) or regarding which or whom Grantee learned Confidential Information during Grantee’s employment with the Company to obtain a Conflicting Product or Service from a Competing Business; or (ii) encourage or induce any customer, supplier or vendor of the Company not to do business with the Company or to reduce the amount of business it is doing or might do in the future with the Company or its affiliated entities. If Grantee is a resident of Georgia, for as long as Grantee is a resident of Georgia the foregoing Paragraph (f) is rewritten as follows: Grantee agrees that for a period of one (1) year following the termination of Grantee’s employment by either Grantee or the Company for any reason or no reason, Grantee will not, in any way, directly or indirectly, solicit, divert, or take away, or attempt to solicit, divert or take away, customers of the Company that Grantee served while Grantee was employed with the Company, to sell to such customer any service or product that the Company provides at the time Grantee signed this Agreement, unless an authorized Company officer gives Grantee written permission to do so. Grantee and the Company agree this restriction is inherently reasonable because it is limited to the places or locations where the customer is doing business at the time.

(g) Grantee further acknowledges and agrees that the protective covenants herein are material and important terms of this Agreement, and Grantee further agrees that should all or any part or application of Paragraphs (a), (b), (d), (e) or (f) of this Agreement be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between Grantee and the Company (despite, and after application of, any applicable rights to reformation that could add or renew enforceability), the Company shall be entitled to receive from Grantee a return of the Stock Units and Severance Benefits (if applicable). If Grantee has sold, transferred, or otherwise disposed of the Stock Units, the Company shall be entitled to receive from Grantee the profits (if any) derived by Grantee by virtue of such sale, transfer, or other disposition.

(h) Grantee agrees not to engage in any unauthorized use or disclosure of the Company’s Confidential Information, customer relationships, or specialized training. Grantee agrees to use the Company’s Confidential Information and other benefits of Grantee’s employment to further the business interests of the Company. Grantee agrees to preserve records on current and prospective Company customers, suppliers, and other business relationships that Grantee develops or helps to develop, and not use these records in any way, directly or indirectly, to harm the Company’s business. Grantee agrees not to use the Company’s Confidential Information or any document or record concerning the business and affairs of the Company (“Company Record”) for any purpose without the prior written authorization of an officer of the Company, except that Grantee may use Confidential Information and Company

Records to perform Grantee’s duties. These restrictions on use or disclosure of Confidential Information will only apply for three (3) years after the end of Grantee’s employment where information that does not qualify as a trade secret is concerned; however, the restrictions will continue apply to trade secret information for as long as the information at issue remains qualified as a trade secret.

(i) As used herein, the following terms shall have the meaning ascribed to them:

a. “Protected Period” shall mean:

i. For Executive Vice Presidents and Senior Managing Directors: six (6) months;

ii. For Managing Directors: four (4) months;

iii. For Directors and Vice Presidents: three (3) months; and

iv. Below Vice President: eight (8) weeks.

b. “Noncompete Obligation” means that Grantee will not, directly or indirectly, provide services to a Competing Business that are identical or similar to those Grantee performed for the Company or which serve the same or similar function or purpose or which are otherwise likely to result in the disclosure of Confidential Information.

c. “Competing Business” means any person or entity engaged in the business of providing a Conflicting Product or Service anywhere in the United States, Europe or Asia. If you are a resident of Georgia, for as long as you are a resident of Georgia, the foregoing definition of Competing Business is rewritten as follows: “Competing Business” means any person or entity engaged in the business of providing a Conflicting Product or Service in a country in which Knight does business and regarding which you have responsibilities.

d. “Conflicting Product or Service” means a product and/or service that is the same or similar in function or purpose to a Company product and/or service, such that it would replace or compete with: a product and/or service the Company provides to its customers; or a product or service that is under development or planning by the Company but not yet provided to customers and regarding which Grantee was provided Confidential Information in the course of his/her employment.

e. “Confidential Information” refers to the Company’s trade secrets and any other legally protectable information that is maintained as confidential by the Company and that is not authorized for disclosure to the public.

(j) If a court finds a restriction herein to be unenforceable as written, such court (for the jurisdiction covered by that court only) will revise the restriction so as to make it enforceable to protect the Company’s legitimate business interests. If one or more of the provisions of this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(k) If Grantee is already subject to similar restrictive covenants in Grantee’s employment agreement or offer letter, the restrictive covenants in those agreements will control and supercede the provisions in this Agreement.